Exhibit 10.27

ENGLISH TRANSLATION OF CONTRACT AS SIGNED AUGUST 31, 2016

Constellium Holdco

Washington Plaza

44, rue Washington

75008 Paris

Tel: +33 (1) 73 01 46 00

www.constellium.com

Ms. Corinne FORNARA

Subject: Amendment to your employment contract dated March 25, 2013

Paris, August 31, 2016

Corinne,

We are pleased to inform you that your original employment contract in effect as of March 25, 2013 has been amended as follows:

1.	Change of job position:

Beginning the morning of September 8, 2016, you will be appointed as interim Chief Financial Officer of the Constellium Group. You will hold this position until the appointment of the next Constellium Chief Financial Officer. Once the latter is appointed, you will return to your previous position as the Group Financial Controller.

2.	Salary:

a.	Your annual gross base salary, starting on September 1, 2016 will be €250,000 (on a final basis), which corresponds is equivalent to a monthly gross salary of €20,833.

b.	Your bonus rate (EPA) (Executive Performance Award) will increase to 40% starting in 2016. As in the past, based on the objectives reached, as determined by your manager, this rate could reach 150%, or a maximum of 60% (see the details in your original employment contract).

[initials]

3.	Retention plan

In order to take into account your investment in this new temporary position and your importance for our company, it has been decided on an exceptional basis to grant you a “retention bonus” of €250,000, payable at the end of the 18-month retention period, namely, March 1, 2018.

You will definitely receive this bonus if you stay with Constellium at least 18 months, i.e., until March 1, 2018.

If you leave during this 18-month period, the following terms will apply:

a.	In the event of a breach of your employment contract of your own accord (resignation):

•	You will definitely lose this bonus in its entirety.

b.	In the event of a breach of your employment contract at our initiative:

•	In case of serious or gross misconduct, the entire bonus will definitely be lost;

•	In case of any other breach of your employment contract at our initiative (contractual termination, settlement agreement…), the bonus will be paid to you on a prorata temporis basis (period from September 1, 2016 until the end date of your employment contract).

4.	Termination fee

If your employment contract is terminated by the Company, other than for serious or gross misconduct (as defined by the Labor Division of the French Court of Cassation), and if after the termination notification you sign a contractual termination or a settlement agreement under which you formally waive any claim that you might have against Constellium Group with regard

2/3

[initials]

to the performance or the termination of your contract by the Company, the latter will pay you a termination fee equal to 9 months of your gross monthly salary in effect at the time, payable in a lump sum on the day of the signing of the document or as soon as reasonably practical after the signing of the contractual termination or the settlement agreement (called Termination Fee). The amount of the termination fee includes the fee that is owed pursuant to the local law or the collective bargaining agreement, as the case may be.

It is understood that the Company cannot refuse to pay you the fee as long as you make and fulfill such a commitment, a usual confidentiality clause, and a non-defamation clause with respect to Constellium Group as well as its managers and shareholders.

All the other clauses of your original employment contract will remain unaffected and valid.

For proper execution, we would appreciate it if you could sign this document after inserting the words “read and approved.”

Sincerely,

/s/ Sylvie Legrez-Carré

Sylvie Legrez-Carré

Manager of Compensation & Employee Benefits

/s/ Corinne Fornara

Corinne Fornara

3/3